                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                      FISHER SCIENTIFIC INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                  LIBERTY LANE
                          HAMPTON, NEW HAMPSHIRE 03842

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON WEDNESDAY, MAY 8, 2002
                         ------------------------------

To Stockholders of Fisher Scientific International Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Fisher Scientific International Inc. (the "Company") will be held at the Mellon Bank Building, 8 West Loockerman Street, Dover, Delaware, on Wednesday, May 8, 2002, at 8:30 a.m., local time, for the following purposes:

     1. To elect three directors of the Company, each for a term of three years;

     2. To consider and vote on a proposal to reapprove the Fisher Scientific International Inc. Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

     3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Holders of record of the Company's Common Stock at the close of business on March 22, 2002 are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Todd M. DuChene

                                          Todd M. DuChene
                                          Vice President, General Counsel and
                                          Secretary

Hampton, New Hampshire
April 10, 2002

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------

                                                                  April 10, 2002

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fisher Scientific International Inc., a Delaware corporation ("Fisher" or the "Company"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Mellon Bank Building, 8 West Loockerman Street, Dover, Delaware, on Wednesday, May 8, 2002 at 8:30 a.m., local time, and at any adjournment thereof. This proxy statement and the related proxy card, together with the Company's Annual Report to Stockholders for the year ended December 31, 2001, were first mailed by the Company on or about April 10, 2002 to stockholders of record as of March 22, 2002.

     All proxies in the enclosed form that are properly executed and returned to the Company will be voted at the Annual Meeting or any adjournment thereof in accordance with the specifications thereon, or, if no specification is made, will be voted FOR approval of the proposals and FOR election of each of the nominees for election as a director set forth in the Notice of Annual Meeting of Stockholders. A previously returned proxy may be revoked by any stockholder who attends the Annual Meeting and gives oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a written revocation or a duly executed proxy bearing a later date to the Secretary of the Company at Liberty Lane, Hampton, New Hampshire 03842.

     A proxy may confer discretionary authority to vote with respect to any matter presented at the Annual Meeting, except as set forth in the proxy and except for matters proposed by a stockholder who notifies the Company not later than the close of business on the tenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed by the Company. At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Fisher, without additional remuneration, by personal interview, telephone, telegraph or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on March 22, 2002 and will provide customary reimbursement to such firms for the cost of forwarding these materials.

               RECORD DATE, VOTING RIGHTS AND OUTSTANDING SHARES

     Holders of record of the Company's Voting Common Stock (as defined below) at the close of business on March 22, 2002 are entitled to notice of and to vote at the Annual Meeting. Holders of Voting Common Stock are entitled to one vote per share on each of the matters properly presented at the Annual Meeting. A stockholder list will be available for examination by holders of Common Stock at the Annual Meeting and at the office of the

Company at Liberty Lane, Hampton, New Hampshire 03842, during ordinary business hours during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

     At the close of business on March 22, 2002 there were 54,233,649 shares of common stock, $.01 par value per share ("Common Stock"), issued and outstanding of which 51,025,840 shares ("Voting Common Stock") have the voting rights referred to above and 3,207,809 shares are Non-Voting Common Stock ("Non-Voting Stock"). All of the Non-Voting Stock is owned by J.P. Morgan Partners (BHCA), L.P. and are convertible on a one-for-one basis into Voting Common Stock. None of the shares of Non-Voting Stock are eligible to be voted at the Annual Meeting. The holders of a majority of the shares eligible to be voted at the Annual Meeting and present in person or represented by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 22, 2002 certain information concerning each person believed to be a beneficial owner of more than 5% of Common Stock and beneficial ownership of Common Stock of each nominee, director, named executive officer and all directors and executive officers as a group.

                                                                                      PERCENT OF
                                                               SHARES OF                COMMON
NAME OF BENEFICIAL OWNER                                      COMMON STOCK              STOCK
------------------------                                      ------------            ----------
Thomas H. Lee Equity Fund III, L.P..........................   17,628,487(1)(2)(3)       31.5
Credit Suisse First Boston..................................    5,331,069(2)(4)(5)        9.7
J.P. Morgan Partners (BHCA), L.P............................    3,539,854(2)(6)           6.5
Paul M. Montrone............................................    2,594,914(2)(7)           4.7
Paul M. Meister.............................................    1,596,063(2)(8)           2.9
David T. Della Penta........................................      574,377(2)(9)           1.1
David V. Harkins............................................       87,707(2)(10)            *
Kevin P. Clark..............................................      154,535(2)(11)            *
Todd M. DuChene.............................................      122,658(2)(12)            *
Scott M. Sperling...........................................       43,853(2)(13)            *
Anthony J. DiNovi...........................................       43,853(2)(14)            *
Robert A. Day...............................................       27,758(15)               *
Kent R. Weldon..............................................        6,577(2)(16)            *
Mitchell J. Blutt...........................................            0(6)                0
Michael D. Dingman..........................................            0(17)               0
All directors and executive officers as a group (12
  individuals)..............................................    5,284,207(2)(18)          9.2

---------------

  * Less than 1%

 (1) The address of Thomas H. Lee Equity Fund III, L.P. ("Equity Fund III") is c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109. Thomas
     H. Lee Foreign Fund III, L.P. ("Foreign Fund III"), THL FSI Equity Investors, L.P. ("THL-FSI"), Thomas H. Lee Investors Limited Partnership ("THL Investors"), David V. Harkins, Anthony J. DiNovi, Scott M. Sperling and Kent R. Weldon (such individuals, collectively, the "THL Directors"), and certain other persons affiliated with Thomas H. Lee Partners or the THL Directors (collectively, the "Additional THL Persons" and, together with Equity Fund III, Foreign Fund III, THL-FSI, THL Investors and the THL Directors, the "THL Entities"), Thomas H. Lee Equity Advisors III Limited Partnership ("Advisors III"), THL Equity Trust III ("Trust III") and THL Investment Management Corp ("THL Investment") each expressly disclaims beneficial ownership of shares of Voting Common Stock held by all other persons affiliated with Thomas H. Lee Partners.

 (2) The shares are subject to the terms and restrictions of an Amended and Restated Investors' Agreement (the "Investors' Agreement"), dated as of March 29, 1999 and amended May 14, 2000 and May 2001, among the Company; the THL Entities; DLJ Merchant Banking Partners II, L.P. ("DLJ Partners II"); DLJ Merchant Banking Partners II-A, L.P. ("DLJ Partners II-A"), DLJ Offshore Partners II, C.V. ("DLJ Offshore II"); DLJ Diversified Partners, L.P. ("DLJ Diversified"); DLJ Diversified Partners-A, L.P. ("DLJ Diversified-A"); DLJ Millennium Partners, L.P. ("DLJ Millennium"); DLJ Millennium Partners-A, L.P. ("DLJ Millennium-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); UK Investment Plan 1997 Partners ("UK Partners"); DLJ EAB Partners, L.P. ("DLJ EAB"); DLJ ESC II, L.P. ("DLJ ESC II"), and DLJ First ESC, L.P. ("DLJ ESC" and DLJ Partners II, DLJ Partners II-A, DLJ Offshore II, DLJ Diversified, DLJ Diversified-A, DLJ Millennium, DLJ Millennium-A, DLJ Funding II, UK Partners, DLJ EAB and DLJ ESC II are direct subsidiaries of Credit Suisse First Boston, a Swiss bank ("Credit Suisse"), and are collectively referred to herein as, the "DLJ Entities"); JMP BHCA (formerly Chase Equity Associates, L.P.); Merrill Lynch KECALP L.P. 1997 ("ML KECALP"); KECALP Inc. ("KECALP"); ML IBK Positions, Inc. ("ML IBK" and together with ML KECALP and KECALP, the "ML Entities"); and Paul M. Montrone, Paul M. Meister, David Della Penta, Todd M. DuChene, Kevin P. Clark and certain other members of Fisher management (collectively, the "Management Investors"), whom collectively may constitute a "group" under the Securities Exchange Act of 1934, as amended. Each of the parties to the Investors' Agreement expressly disclaims beneficial ownership of shares of Common Stock held by others.

 (3) Includes 9,577,126 outstanding shares and 991,340 shares issuable upon the exercise of warrants to purchase shares owned by Equity Fund III; 4,811,714 outstanding shares and 498,070 shares issuable upon the exercise of warrants to purchase shares owned by THL-FSI; 592,603 outstanding shares and 61,340 shares issuable upon the exercise of warrants to purchase shares owned by Foreign Fund III; 589,813 outstanding shares and 61,045 shares issuable upon the exercise of warrants to purchase shares owned by THL-CCI; 79,478 outstanding shares and warrants to purchase 8,230 shares owned by Mr. Harkins and persons affiliated with Mr. Harkins (see footnote 10); 39,738 outstanding shares and warrants to purchase 4,115 shares issuable upon the exercise of warrants to purchase shares owned by Mr. Sperling or a limited partnership of which Mr. Sperling is a general partner (see footnote 13); 39,738 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi; 5,963 outstanding shares and warrants to purchase 615 shares owned by Mr. Weldon; and 238,730 outstanding shares and warrants to purchase 24,715 shares attributable to the Additional THL Persons.

 (4) The address of Credit Suisse First Boston is Vetlibergstrasse 231, P.O. Box 900, CH-8070 Zurich, Switzerland. The information presented is based on an Amendment No. 3 to Schedule 13Ds dated March 13, 2002 filed with the SEC by Credit Suisse First Boston, a Swiss bank (the "Bank"), on behalf of itself and its subsidiaries to the extent that they constitute a part of the Credit Suisse First Boston business unit (the "CSFB Business Unit") of the Credit Suisse Group, a Swiss Corporation ("CSG"), including Credit Suisse First Boston, Inc., Credit Suisse First Boston (USA), Inc. (formerly known as Donaldson, Lufkin & Jenrette, Inc.), the DLJ Entities, DLJ Merchant Banking II, LLC, DLJ Merchant Banking II, Inc., DLJ Diversified Associates, L.P., DLJ Diversified Partners, Inc., DLJ LBO Plans Management Corporation, DLJ Capital Investors, Inc., and UK Investment Plan 1997, Inc. CSG expressly disclaims beneficial ownership of shares of common stock held by its direct and indirect subsidiaries, including the CSFB Business Unit. The CSFB Business Unit expressly disclaims beneficial ownership of shares of common stock held by CSG and any of CSG's and the Bank's other business units.

 (5) Includes 3,031,018 outstanding shares and 313,745 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II; 538,146 outstanding shares and 55,700 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Funding II; 571,573 outstanding shares and 59,165 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC II; 177,208 outstanding shares and 18,345 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Diversified; 149,052 outstanding shares and 15,430 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Offshore II; 120,708 outstanding shares and 12,495 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Partners II-A; 80,193 outstanding shares and 8,300 shares issuable upon the exercise of warrants to purchase shares owned by UK Partners; 49,009 outstanding shares and 5,075 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Millenium; 65,809 outstanding shares and 6,810 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Diversified-A; 13,610 outstanding shares and 1,410 shares issuable upon the exercise of warrants to purchase shares owned by DLJ EAB; 9,559 outstanding shares and 990 shares issuable upon the exercise of warrants to purchase shares owned by DLJ Millenium-A; 5,830 outstanding shares and 605 shares issuable upon the exercise of warrants to purchase shares owned by DLJ ESC; and 21,284 shares held by CSFB in proprietary trading and investment accounts. Each of the DLJ entities expressly disclaims beneficial ownership of shares of common stock held by others.

 (6) The address of JMP BHCA is 1221 Avenue of the Americas, New York, NY 10020. JMP BHCA is the owner of 3,207,809 shares of Non-Voting Stock and warrants to purchase 332,045 shares of Non-Voting Stock, which stock is convertible on a one-to-one basis into shares of Voting Common Stock, as provided by the Company's Restated Certificate of Incorporation, as amended. Mitchell
     J. Blutt, M.D. serves as a director of the Company and is a limited partner of JPMP Master Fund Manager ("MF Manager"), formerly Chase Capital Partners, the general partner of JMP BHCA. As a result of internal reorganizations in January 2001, MF Manager became a limited partnership and all but one of its general partners, including Dr. Blutt, became limited partners in the partnership. Dr. Blutt expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

 (7) Includes 1,525,275 shares issuable upon exercise of options within 60 days of March 22, 2002, 275,000 shares owned directly by Mr. Montrone, 362,500 shares which are held in the Fisher Scientific International Inc. Executive Retirement and Savings Program Trust (the "Savings Trust") and 294,243 shares which are held in a rabbi trust established under agreement dated January 21, 1998 (the "Rabbi Trust"), and 137,896 shares held in a rabbi trust established under agreement dated as of March 30, 2001 ("Rabbi Trust II"). The address for Mr. Montrone is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (8) Includes 928,957 shares issuable upon exercise of options within 60 days of March 22, 2002, 175,000 shares owned directly by Mr. Meister, 271,500 shares which are held in the Savings Trust and 163,149 shares which are held in the Rabbi Trust and 57,457 shares held in Rabbi Trust II. The address for Mr. Meister is c/o Fisher, Liberty Lane, Hampton, NH 03842.

 (9) Includes 424,990 shares issuable upon exercise of options within 60 days of March 22, 2002 and 149,387 shares held in Rabbi Trust II. The address for Mr. Della Penta is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(10) Includes 71,528 outstanding shares and 7,405 shares issuable upon the exercise of warrants to purchase shares owned directly by Mr. Harkins and 7,949 outstanding shares and 825 shares issuable upon the exercise of warrants to purchase shares owned by the 1995 Harkins Gift Trust as to which shares Mr. Harkins expressly disclaims any beneficial ownership. The address for Mr. Harkins is c/o THL Partners, 75 State St., Boston, MA 02109.

(11) Includes 122,253 shares issuable upon exercise of options within 60 days of March 22, 2002, 7,785 shares owned directly and 3,812 shares held in the Rabbi Trust and 20,685 shares held in Rabbi Trust II. The address for Mr. Clark is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(12) Includes 95,078 shares issuable upon exercise of options within 60 days of March 22, 2002, 27,580 shares held in the Rabbi Trust II. The address for Mr. DuChene is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(13) Includes 23,843 outstanding shares and warrants to purchase 2,470 shares owned by Mr. Sperling directly, and 15,895 outstanding shares and warrants to purchase 1,645 shares owned by the Sperling Family Limited Partnership as to which shares and warrants Mr. Sperling expressly disclaims beneficial interest. The address for Mr. Sperling is c/o THL Partners, 75 State St., Boston, MA 02109.

(14) Includes 39,738 outstanding shares and warrants to purchase 4,115 shares owned by Mr. DiNovi directly. The address for Mr. DiNovi is c/o THL Partners, 75 State St., Boston, MA 02109.

(15) Shares held in the Rabbi Trust. The address for Mr. Day is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(16) Includes 5,962 outstanding shares and 615 shares issuable upon the exercise of warrants to purchase shares held by Mr. Weldon directly. The address for Mr. Weldon is c/o THL Partners, 75 State St., Boston, MA 02109.

(17) The address for Mr. Dingman is c/o Fisher, Liberty Lane, Hampton, NH 03842.

(18) Includes 3,096,553 shares issuable upon exercise of options within 60 days of March 22, 2002, 631,312 shares held directly, 657,300 shares held indirectly, 17,075 shares issuable upon the exercise of warrants, 488,962 shares held in the Rabbi Trust, and 393,005 shares held in Rabbi Trust II.

                      NOMINATION AND ELECTION OF DIRECTORS

     The Board of Directors of Fisher (the "Board") consists of Paul M. Montrone (Chairman), Paul M. Meister (Vice Chairman), Mitchell J. Blutt, M.D., Robert A. Day, Michael D. Dingman, Anthony J. DiNovi, David V. Harkins, Scott M. Sperling and Kent R. Weldon, each of whom (other than Messrs. Montrone, Dingman and Day) became a member of the Board in January 1998.

     The Restated Certificate of Incorporation, as amended, and By-Laws of Fisher provide that the Board shall be divided into three classes. Upon recommendation of the Nominating Committee and in accordance with the Investors' Agreement, the Board has nominated for election as directors at the Annual Meeting Messrs. Blutt, Harkins and Meister, each of whom is currently a director whose term expires at the Annual Meeting. If elected, the nominees will serve for a three-year term expiring in 2005. Management does not contemplate that the nominees will be unable to stand for election at the Annual Meeting, but in that event, proxies solicited hereby will be voted for the election of such other person as may be recommended by the Board in place of such nominee.

     The affirmative vote of a plurality of the votes cast is required to elect the directors. Abstentions from voting on this proposal (including broker non-votes) will have no effect on the outcome of the vote. As a result of the Investors' Agreement, the holders of a majority of the outstanding shares of Common Stock are obligated to vote for the nominees for election as directors. It is expected, therefore, that the nominees for election as directors will be elected regardless of the vote by stockholders not a party to the Investors' Agreement.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR ELECTION AS DIRECTORS.

     Information about the nominees for election as directors and incumbent directors, including biographical and employment information, is set forth below.

                       NOMINEES FOR ELECTION AS DIRECTORS

     Mitchell J. Blutt, M.D., 45, for a term expiring in 2005. Dr. Blutt has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, Chase Capital Partners, since prior to 1997. He is also an Executive Vice President of JPMP Capital Corp., which is the general partner of the general partner of J.P. Morgan Partners (BHCA), L.P. (formerly Chase Equity Associates, L.P.). Dr. Blutt is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University and is a Board Certified Internist.

     David V. Harkins, 61, for a term expiring in 2005. Mr. Harkins has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since its founding in 1974. Mr. Harkins currently serves as President of Thomas H. Lee Partners, L.P. Mr. Harkins is Chairman of National Dentex Corporation since prior to 1997 and is a director of Conseco Inc.; Cott Corporation; Metris Companies, Inc.; Stanley Furniture Company, Inc.; and Syratech Corporation.

     Paul M. Meister, 49, for a term expiring in 2005. Mr. Meister has been Vice Chairman of the Board since March 2001. Mr. Meister served as Vice Chairman of the Board, Executive Vice President and Chief Financial Officer of Fisher from March 1998 to February 2001 and was Senior Vice President and Chief Financial Officer of Fisher from prior to 1997 to March 1998. Mr. Meister is Vice Chairman of the Board of The General Chemical Group Inc. ("General Chemical") and GenTek Inc. ("GenTek") and is a director of M & F Worldwide Corp. and Minerals Technologies Inc.

                              INCUMBENT DIRECTORS

     Anthony J. DiNovi, 39, term expires in 2003. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company, since prior to 1997. Mr. DiNovi currently serves as a Managing Director of Thomas H. Lee Partners, L.P. Mr. DiNovi is a director of Eye Care Centers of America, Inc.; Fairpoint Communications, Inc.; USLEC Corp.; and Vertis, Inc.

     Paul M. Montrone, 60, term expires in 2003. Mr. Montrone has been Chairman of the Board of Fisher since March 1998, Chief Executive Officer of Fisher since prior to 1997, and served as President from prior to 1997 to 1998. Mr. Montrone is Chairman of the Board of General Chemical and GenTek.

     Scott M. Sperling, 44, term expires in 2003. Mr. Sperling has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company, since prior to 1997. Mr. Sperling currently serves as a Managing Director of Thomas H. Lee Partners, L.P. Mr. Sperling is a director of CTC Communications; GenTek Inc.; Vertis, Inc.; and Wyndham International.

     Robert A. Day, 58, term expires in 2004. Mr. Day has been Chairman of the Board and Chief Executive Officer of Trust Company of the West (investments) since prior to 1997 and Chairman and President of W.M. Keck Foundation (philanthropic organization) since prior to 1997. Mr. Day is a director of Freeport-McMoran Inc.

     Michael D. Dingman, 70, term expires in 2004. Mr. Dingman was Chairman of the Board of Fisher from prior to 1997 until 1998. Mr. Dingman has been President of Shipston Group Ltd. (international investments) since prior to 1997. Mr. Dingman is a director of Ford Motor Company.

     Kent R. Weldon, 34, term expires in 2004. Mr. Weldon has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company, since prior to 1997. Mr. Weldon currently serves as a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon is a director of Fairpoint Communications, Inc. and Syratech Corporation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the SEC and The New York Stock Exchange ("NYSE") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended December 31, 2001, the
Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Board met four times during 2001. Each of the members of the Board attended at least 75% of the meetings of the Board and Board committees on which he served. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. During 2001, the Audit Committee met five times, the Compensation Committee met four times, the Executive Committee did not meet and the Nominating Committee met one time.

     Audit Committee. The Audit Committee of the Board consists of Messrs. Day, Blutt and Weldon, with Mr. Day serving as Chairman. Each member of the Audit Committee is "independent" within the meaning of the NYSE rules, and, as a result, has no relationship with Fisher that may interfere with the exercise of his independence from Fisher and Fisher's management.

     On March 7, 2000, the Board adopted a new charter for the Audit Committee (the "Charter"). The Charter contains the Committee's mandate, membership requirements, and duties and obligations. The Committee reviewed the Charter in March 2002 to determine its adequacy and will review the charter annually and, if appropriate, recommend revisions to the Board. A copy of the Charter is attached to this Proxy Statement as Annex I. Under the Charter, the Audit Committee is responsible, among other tasks, for recommending the firm to be appointed as independent auditors to audit the Company's financial statements and to perform services related to the audit; reviewing with management and the independent auditors the Company's year-end operating results; considering the adequacy of the internal accounting and control procedures of Fisher; reviewing the non-audit services to be performed by the independent auditors, if any; and considering the effect of such performance on the auditors' independence.

     Compensation Committee. The Compensation Committee of the Board consists of Messrs. Blutt, Day, Dingman and Sperling, with Mr. Dingman serving as Chairman. It is responsible for the review and recommendation of compensation arrangements for directors and officers, for the approval of such arrangements for other senior level employees, and for the administration of certain benefit and compensation plans of Fisher and its subsidiaries.

     Executive Committee. The Executive Committee of the Board consists of Messrs. Montrone, DiNovi, Meister and Sperling, with Mr. Montrone serving as Chairman. It has been delegated the powers of the full Board to the extent permitted under Delaware Law.

     Nominating Committee. The Nominating Committee of the Board consists of all members of the Board, with Mr. Meister serving as Chairman. It is responsible for the nomination of persons for election to the Board in accordance with the Investors' Agreement. As a result of the provisions of the Investors' Agreement regarding the nomination of directors, the Nominating Committee does not intend to consider nominees recommended by stockholders that are not parties to the Investors' Agreement.

     The By-Laws of the Company prescribe an advance notice procedure with regard to the nomination, other than by or at the direction of the Board or a committee thereof, of candidates for election as directors (the "Nomination Procedure"). The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination to the Secretary of Fisher. The requirements as to the form and timing of that notice are specified in the By-Laws. The Company's By-Laws provide that any stockholder of record wishing to nominate candidates for election as directors must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive office, not less than 30 days nor more than 60 days prior to the meeting. In the event, however, that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the inspectors of election determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Stockholder recommendations may be sent to the Nominating Committee, c/o Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, NH 03842.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2001, no interlocking relationships existed between the Company's Board of Directors and the board of directors or compensation committee of any other company.

                         REPORT OF THE AUDIT COMMITTEE

     During the past year, the Audit Committee has, among other activities, (i) reviewed and discussed with management the Company's audited annual financial statements for the fiscal year ended December 31, 2001 and interim quarterly results, (ii) discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 ("Communications with Audit Committees"), and (iii) considered the independence of Deloitte & Touche LLP, by having discussions with representatives of Deloitte & Touche LLP and receiving a letter from them including disclosures required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"). On the basis of the above, the Audit Committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                                          The Audit Committee
                                          of the Board of Directors

                                          Robert A. Day, Chairman
                                          Mitchell J. Blutt
                                          Kent R. Weldon

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     The non-employee directors of Fisher other than Messrs. Harkins, DiNovi, Sperling and Weldon and Dr. Blutt are entitled to receive cash compensation and compensation pursuant to the plans described below.

     Cash Compensation. Eligible directors receive compensation of $40,000 annually, with no additional fees for attendance at Board or committee meetings. All directors are reimbursed for expenses incurred in attending Board and committee meetings. Pursuant to the Deferred Compensation Plan for Non-Employee Directors of Fisher Scientific International Inc., eligible directors may elect, generally prior to the commencement of any calendar year, to have all or any portion of the director's compensation for such calendar year credited to a deferred compensation account. Amounts credited to the director's account will accrue interest based upon the average quoted rate for ten-year U.S. Treasury Notes. Deferred amounts will be paid in a lump sum or in installments commencing on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a later calendar year specified by the director.

     Retirement Plan for Non-Employee Directors. Pursuant to the Retirement Plan for Non-Employee Directors of Fisher Scientific International Inc., an eligible director, who retires from the Board with at least five years of service is eligible to receive an annual retirement benefit for the remainder of the director's lifetime. The annual retirement benefit for a director who retires with five years of service is equal to 50% of the director's fee in effect at the date of the director's retirement. For directors with more than five years of service, the annual benefit is increased by 10% of the director's fee in effect at the date of the director's retirement for each additional year of service, up to 100% of such fee for 10 or more years of service as a director, or for directors who retire at age 70 regardless of the length of service.

COMPENSATION OF EXECUTIVE OFFICERS

                         I.  SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation paid to the Chief Executive Officer and each of Fisher's four other most highly compensated executive officers (the "Named Executives") for services in all capacities to Fisher and its subsidiaries during or with respect to 1999, 2000 and 2001.

                                                                      LONG TERM
                                                                     COMPENSATION
                                                    ANNUAL           ------------
                                               COMPENSATION(1)        SECURITIES
                                             --------------------     UNDERLYING      ALL OTHER
                                             SALARY       BONUS        OPTIONS       COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR      ($)         ($)           (#)            ($)(2)
    ---------------------------      ----    -------    ---------    ------------    ------------
Paul M. Montrone...................  2001    758,750    1,092,825      530,000         163,073
  Chairman of the Board and          2000    740,000      555,000            0         229,584
  Chief Executive Officer            1999    640,000      640,000            0         240,362
Paul M. Meister....................  2001    555,000      799,380      350,000          72,172
  Vice Chairman of the Board         2000    540,000      405,000            0          92,318
                                     1999    460,000      460,000            0          74,712
David T. Della Penta...............  2001    543,750      783,165      300,000          64,148
  President and Chief Operating      2000    530,000      395,000            0          38,646
     Officer                         1999    450,000      450,000            0          22,212
Todd M. DuChene....................  2001    281,250      303,800      110,000          13,325
  Vice President, General Counsel    2000    275,000      155,000            0          17,600
  and Secretary                      1999    225,000      335,000            0          11,760
Kevin P. Clark.....................  2001    257,500      278,170      200,000          12,849
  Vice President, Chief Financial    2000    250,000      170,000            0          15,960
     Officer                         1999    220,000      280,000            0          10,567

---------------

(1) Includes amounts deferred by each Named Executive under Fisher's Savings and Profit Sharing Plan and Executive Retirement and Savings Program.

(2) Amounts listed in this column reflect Fisher's matching contributions to Fisher's Savings and Profit Sharing Plan, the Executive Retirement and Savings Program and the value of supplemental life insurance programs. For year 2001 amounts attributable to such supplemental life insurance programs are as follows: Mr. Montrone $122,998; Mr. Meister $42,972; and Mr. Della Penta $35,573. For year 2001, amounts attributable to Fisher's matching contributions under the Fisher Savings and Profit Sharing Plan and Executive Retirement and Savings Program are as follows: Mr. Montrone $40,075; Mr. Meister $29,200; Mr. Della Penta $28,575; Mr. DuChene $13,325; and Mr. Clark $12,849.

                     II.  OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted during 2001 to the Named Executives.

                                                    PERCENT OF
                                                       TOTAL
                                       NUMBER OF      OPTIONS
                                       SECURITIES   GRANTED TO
                                       UNDERLYING    EMPLOYEES    EXERCISE                 GRANT DATE
                                        OPTIONS         IN         PRICE     EXPIRATION   PRESENT VALUE
                NAME                   GRANTED(1)   FISCAL YEAR    ($/SH)       DATE         ($)(2)
                ----                   ----------   -----------   --------   ----------   -------------
Paul M. Montrone.....................   380,000        11.45      24.0000    05/03/2011     4,570,260
Paul M. Montrone.....................   150,000         4.52      30.0000    05/03/2011     2,255,100
Paul M. Meister......................   250,000         7.53      24.0000    05/03/2011     3,006,750
Paul M. Meister......................   100,000         3.01      30.0000    05/03/2011     1,503,400
David T. Della Penta.................   200,000         6.02      24.0000    05/03/2011     2,405,400
David T. Della Penta.................   100,000         3.01      30.0000    05/03/2011     1,503,400
Todd M. DuChene......................    60,000         1.81      24.0000    05/03/2011       721,620
Todd M. DuChene......................    50,000         1.51      30.0000    05/03/2011       751,700
Kevin P. Clark.......................   125,000         3.77      24.0000    05/03/2011     1,503,375
Kevin P. Clark.......................    75,000         2.26      30.0000    05/03/2011     1,127,550

---------------

(1) These options were granted pursuant to the 2001 Equity and Incentive Plan and become exercisable in equal installments on each of the first three anniversaries of the date of the grant. All options were granted on May 3, 2001.

(2) The estimated grant date present value reflected in this column is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected above include (i) an exercise price as indicated in the table above, equal to the fair market value of the underlying stock on the date of grant; (ii) options are exercised at the end of a five year period; (iii) interest rates representing the interest rate of U.S. Treasury securities with maturity dates of five years as of the date of grant; and
    (iv) volatility of approximately 51%. The ultimate value of the options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of Common Stock on the date the option is exercised over the exercise price.

             III.  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive with regard to shares acquired on the exercise of options, the aggregate stock options held on December 31, 2001, and the value of in-the-money stock options held as of December 31, 2001.

                                                            NUMBER OF SECURITIES
                                                                 UNDERLYING          VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT   IN-THE-MONEY OPTIONS AT
                                   SHARES                    DECEMBER 31, 2001         DECEMBER 31, 2001
                                  ACQUIRED       VALUE          EXERCISABLE/             EXERCISABLE/
                                 ON EXERCISE   REALIZED        UNEXERCISABLE             UNEXERCISABLE
             NAME                  (#)(1)       ($)(1)              (#)                     (2)($)
             ----                -----------   ---------   ----------------------   -----------------------
Paul M. Montrone...............    300,000     4,887,000     1,348,626/788,333         26,567,932/2,079,333
Paul M. Meister................    125,000     2,036,250       812,302/350,000         16,002,349/1,300,000
David T. Della Penta...........    325,000     5,294,250       325,000/300,000          6,402,500/1,040,000
Todd M. DuChene................     60,000       977,400        61,600/110,000            1,213,520/312,000
Kevin P. Clark.................     45,000       733,050        55,594/200,000            1,095,202/650,000

---------------

(1) In connection with the Company's offering of Common Stock in May 2001, the Company converted the outstanding "performance" options issued at the time of the Company's recapitalization in January 1998. These options, which had an exercise price of $19.15 per share, were converted into the right to receive shares of stock equal to the spread value of such options on March 30, 2001, divided by $35.44 (the trading price of Fisher Common Stock on that date). Messrs. Montrone, Meister, Della Penta, DuChene and Clark were each credited with 137,896, 57,457, 149,387, 27,580 and 20,685 shares of
    Common Stock, respectively. Such shares were deposited into a Rabbi Trust for the benefit of each Named Executive 50% of which shares cannot be sold or otherwise transferred by the Named Executive prior to September 2002 and 50% of which shares cannot be sold or otherwise transferred by the Named Executive prior to March 2003.

(2) Excess of the value of the underlying securities at December 31, 2001 of $29.20 over the exercise price.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVES

     Fisher entered into new employment agreements, each dated December 31, 2001, with Messrs. Montrone and Meister. In each case, the initial term of the agreement is from December 31, 2001 through December 31, 2006 and thereafter automatically renews for successive one year periods, unless either party gives prior notice that it or he does not want the term to be renewed. During the term of their agreements, Mr. Montrone is entitled to receive at least $815,000 annual base salary and $475,000 minimum annual bonus, and Mr. Meister is entitled to at least $600,000 base salary and $315,000 minimum annual bonus. In addition, Messrs Montrone and Meister are entitled to participate in Fisher's welfare, incentive, savings and retirement programs applicable to other similarly situated executives of Fisher. Messrs. Montrone and Meister are prohibited from disclosing Fisher's confidential information during their employment and for two years after their employment terminates for any reason. Similarly, they are prohibited from competing with Fisher during their employment and for three years thereafter. In partial consideration for the confidential information and non-competition covenants and in part as liquidated damages in lieu of the payments and benefits to which he would have been entitled had his employment with Fisher not terminated, Messrs. Montrone and Meister are entitled to the post-termination benefits described below.

     Under the terms of the Montrone Employment Agreement, if Fisher terminates Mr. Montrone's employment (other than for cause or disability) or if Mr. Montrone terminates his employment for "Good Reason," Mr. Montrone is entitled to receive all of the following benefits: (i) accrued but unpaid salary up to the date of termination of employment; (ii) pro rata required bonus; (iii) any previously deferred compensation; (iv) an amount equal to five (5) times the sum of annual base salary and the required bonus; (v) cash payment equal to five (5) years of additional benefits accrued under the Company's qualified and non-qualified pension plans; (vi) five (5) years of continued fringe, personal perquisites and other benefits (including payment for split-dollar agreement);
(vii) credit for additional five (5) years of service for eligibility (but not the commencement) of retiree medical benefits; and (viii) expenses related to any outplacement service (not to exceed $50,000). If Mr. Montrone terminates his employment with Fisher without "Good Reason," he will be entitled to all of the above payments and benefits with the exception that a multiple of three (3) will be substituted for the multiple of five (5) with respect to clauses (iv), (v) and (vi) above.

     Under the terms of the Meister Employment Agreement, if Mr. Meister's employment is terminated by Fisher (other than for cause or disability) or if Mr. Meister terminates his employment with Fisher for "Good Reason," Mr. Meister is entitled to all of the above mentioned benefits in clauses (i) through (viii) with the exception that a multiple of three (3) will be used for calculation of any severance benefits under clauses (iv), (v) and (vi) above. Under the terms of the Montrone Employment Agreement and the Meister Employment Agreement, each of Messrs. Montrone and Meister may "put" all but not less than all of the 258,333 Executive Performance Options granted to him pursuant to the 1998 Equity and Incentive Plan, back to the Company in exchange for $5 million. These options were fully vested on the date of the grant and have an exercise price of $28.50. If the put is exercised, the Company will be obligated to pay the purchase price on the later of the date which is one year and two business days following exercise or the date the executive is no longer a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). Interest on the amount owed to the executive shall accrue at the prime rate from the date of exercise until paid concurrently with the

$5 million payment. Mr. Meister exercised his "put" option during 1999. Fisher has entered into an Employment Agreement dated March 31, 1998 with Mr. Della Penta, which provides for a three-year evergreen term, annual base salary of $450,000 and bonus target of 100% of base salary. Under the terms of the Della Penta Employment Agreement, if Fisher terminates Mr. Della Penta's employment (other than for cause, death or disability) or if Mr. Della Penta terminates his employment with Fisher for "Good Reason," Mr. Della Penta will be entitled to
(i) base salary (less any interim earnings) for the two (2) year period beginning on the date of such termination of employment; (ii) medical coverage for the two (2) year period following such termination of employment; and (iii) expense reimbursement of up to $50,000 for outplacement services. The Company has also entered into a severance arrangement with each of Messrs. DuChene and Clark which provides that in the event that his employment is terminated in certain circumstances, he is entitled to receive payment equal to the sum of two times salary.

RETIREMENT PROGRAM

     Fisher maintains two retirement benefit programs: a tax qualified defined benefit plan available generally to all employees (the "Pension Plan") and the Executive Retirement and Savings Program, a non-qualified supplemental benefit plan (the "Supplemental Plan") pursuant to which retirement benefits are provided to certain executive officers and other eligible key management employees who are designated by the Compensation Committee. The Named Executive Officers participate in the Supplemental Plan only.

     The following table shows the total estimated annual benefits payable under the Supplemental Plan in the form of a straight life annuity to hypothetical participants upon retirement at normal retirement age, with respect to the compensation and years-of-service categories indicated in the table.

                                                              PENSION PLAN TABLE
ANNUALIZED                        ---------------------------------------------------------------------------
 AVERAGE                           10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
 EARNINGS                         OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE   OF SERVICE
----------                        ----------   ----------   ----------   ----------   ----------   ----------
$  100,000 .....................   $ 15,000     $ 22,500     $ 30,000     $ 37,500     $ 45,000     $ 52,500
   200,000 .....................     30,000       45,000       60,000       75,000       90,000      105,000
   400,000 .....................     60,000       90,000      120,000      150,000      180,000      210,000
   600,000 .....................     90,000      135,000      180,000      225,000      270,000      315,000
   800,000 .....................    120,000      180,000      240,000      300,000      360,000      420,000
 1,000,000 .....................    150,000      225,000      300,000      375,000      450,000      525,000
 1,200,000 .....................    180,000      270,000      360,000      450,000      540,000      630,000
 1,400,000 .....................    210,000      315,000      420,000      525,000      630,000      735,000
 1,600,000 .....................    240,000      360,000      480,000      600,000      720,000      840,000
 1,800,000 .....................    270,000      405,000      540,000      675,000      810,000      945,000

     The years of service recognized under the Supplemental Plan generally include all service with Fisher and its predecessors. The credited years of service as of December 31, 2001 under the Supplemental Plan for each of the Named Executives, are as follows: Mr. Montrone, 34 years; Mr. Meister, 21 years; Mr. Della Penta, 4 years; Mr. DuChene, 5 years; and Mr. Clark 6 years. Compensation recognized under the Supplemental Plan generally includes a participant's base salary and annual bonus compensation (including any amounts deferred). Retirement benefits are calculated based upon the average of a participant's recognized compensation for any five years out of the final ten consecutive years of credited service that produce the highest average and are not subject to offset or reduction for social security benefits. Under this formula, the average recognized compensation under the Supplemental Plan for each of the Named Executives as of December 31, 2001 was: Mr. Montrone $1,403,270, Mr. Meister $942,840, Mr. Della Penta $979,732, Mr. DuChene $427,343
and Mr. Clark $401,403.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's compensation program is administered by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing all aspects of compensation paid by the Company to its executive officers. The Committee's primary objectives with respect to executive compensation are to attract and retain the best possible executive talent, incentivize these executives to achieve Fisher's business objectives, and strengthen the link between management and shareholder interests. To achieve these objectives, the Committee expects to implement and retain compensation plans that tie a substantial portion of an executive's overall compensation to Fisher's performance.

     The principal elements of Fisher's executive compensation program consist of base salaries and incentive variable compensation in the form of annual bonus, stock options and other long-term compensation awards. The policies of the Compensation Committee with respect to the base salary and incentive compensation awarded to the Company's senior executives, including Mr. Montrone, Fisher's Chairman of the Board and Chief Executive Officer, are discussed below.

     Base Salaries. Base salaries for Company executive officers are determined by the Committee and are subject to periodic review and evaluation based on individual and Company performance, level of responsibility, and competitive, inflationary and internal equity considerations. The Company's employment agreement with Mr. Montrone establishes minimum base salary and bonus payable to Mr. Montrone annually. In recognition of the performance of the Company, market and other factors considered relevant to the Committee, Mr. Montrone's salary was increased in October 2001 to $815,000.

     Long-Term Incentive Compensation. The Committee has fostered an ownership culture that encourages superior performance by Fisher's executive officers and employees through the use of stock-based compensation plans designed to increase stock ownership throughout the Company. In this regard, during 2001, pursuant to the Fisher Scientific International Inc. 1998 Equity and Incentive Plan (the "1998 Plan") and the Fisher Scientific International Inc. 2001 Equity and Incentive Plan (the "2001 Plan") the Board of Directors awarded options to purchase 3,320,017 shares of Common Stock of the Company having exercise price ranges of $21.70 to $36.50. The Committee in its discretion will determine subsequent awards.

     Annual Incentive Compensation. Pursuant to a component of the Fisher Scientific International Inc. Incentive Compensation Plan (the "ICP") approved by Fisher stockholders in 1994, annual cash incentive awards are payable to the extent that annual Company and individual business performance objectives specified by the Committee are attained. Company and individual performance objectives may be based on a variety of factors, including stock price appreciation; sales, net income and cash flow; and in certain instances, the level of individual contribution to the success of the Company as well as compensation opportunities under other Fisher incentive plans. Based on the performance of the Company in 2001, Mr. Montrone was awarded a bonus of $1,092,825.

     Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits Fisher's income tax deduction for compensation paid in any taxable year to the Named Executive Officers to $1 million per individual, subject to exceptions. The Committee believes that, unless circumstances warrant an exception, Fisher should only pay compensation to its executive officers in excess of $1 million if such excess amount is performance-based compensation exempt from the limit on deductibility under
Section 162(m) of the Internal Revenue Code. To this end, Fisher stockholders approved at the 1998 Annual Meeting the 1998 Plan, in order that any grants made to executive officers thereunder would be exempt from the limitations contained in Section 162(m) and the Company has requested that Fisher shareholders re-approve its Incentive Compensation Plan in order that incentive bonus compensation paid pursuant to the Incentive Compensation Plan would be exempt from the limitations contained in Section 162(m).

                                          The Compensation Committee
                                          of the Board of Directors

                                          Michael D. Dingman, Chairman
                                          Mitchell J. Blutt
                                          Robert A. Day
                                          Scott M. Sperling

                             PERFORMANCE COMPARISON

     The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1996 in each of (i) Fisher Common Stock, (ii) the Media General Composite Market Value Index (the "Composite Market Index") and (iii) the Media General Scientific/Technical Instrument Industry Index (the "Scientific/Tech Instruments Index"):

                     COMPARISON OF CUMULATIVE TOTAL RETURN
         AMONG FISHER COMMON STOCK, SCIENTIFIC/ TECH INSTRUMENTS INDEX
                           AND COMPOSITE MARKET INDEX

                                    [GRAPH]

                                                             FISCAL YEAR ENDING
                                 ---------------------------------------------------------------------------
COMPANY/INDEX/MARKET             12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/31/2000   12/31/2001
--------------------             ----------   ----------   ----------   ----------   ----------   ----------
Fisher Scientific
  International................    100.00       101.73       212.38       384.82       392.81       311.05
Scientific/Tech Instruments
  Index........................    100.00       123.77       124.45       201.08       225.05       146.15
Composite Market Index.........    100.00       129.85       158.74       193.64       174.80       154.77

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Management Agreements (the "Management Agreements"), dated as of January 21, 1998 by and between the Company and each of Thomas H. Lee Partners L.P., (formerly Thomas H Lee Company) ("THL") and Equity Fund III provide for the provision by each of THL and Equity Fund III of financial and other services as may be mutually agreed in exchange for an annual payment of $300,000 and $700,000, respectively. The Management Agreements have a seven-year term ending 2005, each renewing annually thereafter until terminated by either party thereto on not less than ninety days' notice.

     The Investors' Agreement, in addition to providing for the size of the Board and the nomination and election of directors to serve thereon, contains restrictions on transfer of shares held by the parties to the agreement. The Investors' Agreement also provides to the THL Entities and the Management Investors certain preemptive rights and limits the ability of the DLJ Entities, JMP BHCA, the ML Entities and the Management Investors to purchase Common Stock other than in accordance with the preemptive rights provisions of the agreement.

     The Investors' Agreement provides certain registration rights to the THL Entities which permit the THL Entities to require the Company to register for sale under the Securities Act of 1933, as amended (the "Securities Act"), Common Stock held by the THL Entities. The THL Entities may not require more than six such registrations. Following two demand registrations by the THL Entities, the DLJ Entities, the ML Entities and JMP BHCA may require the Company to register for sale under the Securities Act Common Stock held by them. Following the sale by the THL Entities of more than 20% of Common Stock directly or indirectly held by them, Messrs. Montrone and Meister may require the Company to register for sale under the Securities Act Common Stock held by them. The Investors' Agreement provides "piggyback" registration rights to the remaining parties to the agreement. Under the terms of the Investors' Agreement, the Company may not grant registration rights to third parties, which conflict with or reduce the registration rights provided to the parties to the Investors' Agreement.

     The Company currently leases space at its corporate headquarters to Latona Associates Inc. ("Latona"), a management advisory firm owned by Mr. Montrone. Under the terms of the lease, the Company leases to Latona an aggregate 15,000 square feet of space for $200,000 per year. In addition, Fisher provides to Latona and its employees building maintenance services, utilities, and other services incidental and relative to the leased space for an additional $50,000 per year.

     The Company, certain of the Company's subsidiaries, The Chase Manhattan Bank, Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. are parties to a credit agreement dated January 21, 1998, as amended (the "Credit Agreement") currently providing for $211.8 million in term loans and a $175 million revolving credit facility. The Chase Manhattan Bank acts as Administrative Agent for the syndicate of lenders providing the facility, Chase Manhattan Bank of Canada acts as Canadian Administrative Agent, Chase Manhattan International Limited acts as U.K. Administrative Agent and Merrill Lynch Capital Corporation and DLJ Capital Funding, Inc. act as Syndication Agent and Documentation Agent, respectively. The proceeds of the term loans and the proceeds of the $400 million 9% Senior Subordinated Notes due 2008 were used to fund the recapitalization in connection with the Merger. The Chase Manhattan Bank also acts as Funding Agent under the Company's $170 million receivables securitization facility.

     Borrowings made under the revolving credit facility bear interest at a rate equal to, at Fisher's option, LIBOR plus 125 basis points, or the Prime Rate plus 25 basis points. The "Prime Rate" is a fluctuating interest rate equal to the higher of (i) the rate of interest announced publicly by a reference bank as its prime rate and (ii) a rate equal to 1/2% of 1% per annum above the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers.

     Tranche A of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 125 basis points or the Prime Rate plus 25 basis points; Tranche B of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 225 basis points or the Prime Rate plus 125 basis points; and Tranche C of the term loan facility bears interest at a rate equal to, at Fisher's option, LIBOR plus 250 basis points or the Prime Rate plus 150 basis points.

     The LIBOR and Prime Rate margins will be subject to reductions and increases, based on various tests of the Company's financial performance. Prime Rate interest will be payable monthly in arrears. LIBOR interest will be payable in arrears at the earlier of (i) the end of the applicable interest period and
(ii) quarterly. LIBOR borrowings are available in 1-, 2-, 3- or 6-month interest periods. The revolving credit term loan facility expires on January 21, 2004. The Tranche A, B and C facilities amortize semi-annually beginning on June 30, 1999 and mature on January 21, 2004; January 21, 2005; and October, 21, 2005, respectively.

     The obligations of Fisher and the subsidiary borrowers under the Credit Agreement are secured by substantially all assets of the Company and its material domestic subsidiaries. Fisher and each material domestic subsidiary of Fisher further guarantee the obligations of Fisher and the subsidiary borrowers.

     The Credit Agreement contains covenants of the Company and the subsidiary borrowers, including, without limitation, restrictions on (i) indebtedness, (ii) the sale of assets, (iii) mergers, acquisitions and other business combinations,
(iv) minority investments, and (v) the payment of cash dividends to shareholders. The Credit Agreement also contains various financial covenants, including requirements to maintain certain levels of interest coverage, ratios of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"), and minimum EBITDA requirements and limitations on capital expenditures. The Company is in compliance with all covenants at December 31, 2001. Pursuant to the terms of the Credit Agreement, and subject to applicable grace periods, in certain circumstances, the Company would be in default upon the nonpayment of principal or interest when due under such agreement or, upon the nonfulfillment of the covenants described above, certain changes in control of the ownership of the Company or various other defaults described therein. If such a default occurs, the lenders under the Credit Agreement would be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the Credit Agreement and may require all such amounts to be immediately paid in full. Loans under the term loan facility are required to be prepaid with 50% of excess cash flow (as defined in the Credit Agreement and subject to certain limits as specified therein) and up to 50% of net-cash proceeds of certain equity issuances of the Company, and 100% of net-cash proceeds of certain asset sales, certain insurance and condemnation proceeds and certain debt issuances of the Company.

     The receivables securitization facility relates to the sale, on a revolving basis, of certain of the accounts receivable of Fisher Scientific Company L.L.C., a Delaware limited liability corporation ("FSC"), to a bankruptcy remote subsidiary of Fisher Scientific International Inc., that entered into an agreement to transfer, on a revolving basis, an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount based on a defined calculated percentage of the outstanding accounts receivable balance. As of December 31, 2001, the Company had no borrowings outstanding under the receivables securitization facility. The facility matures January 21, 2003, and the effective interest rate is approximately LIBOR plus an annual commitment fee of 50 basis points.

     In May 2001, certain investment banking affiliates of the DLJ Entities, ML Entities and JMP BHCA participated as underwriters in an underwritten offering of 12.8 million shares of Common Stock.

         PROPOSAL TO REAPPROVE THE FISHER SCIENTIFIC INTERNATIONAL INC. INCENTIVE COMPENSATION PLAN FOR PURPOSES OF SECTION 162(m) OF
                 THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

     Our Board of Directors previously adopted and in 1994 Fisher's shareholders approved our Fisher Scientific International Inc. Incentive Compensation Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to provide incentives to key employees of the Company to enhance the value of the Company. We are seeking your reapproval of the restated Incentive Plan. The following summary of the Incentive Plan is qualified in its entirety by reference to the complete text of the plan, which is attached hereto as Annex II.

     The Incentive Plan has two component parts, a long-term program (the "Long-Term Program") and a short-term program (the "Short-Term Program"). The Long-Term Program authorizes the grant of long-term awards which may become payable based on (a) our performance and (b) the participant's continued employment with our affiliates and us. The Short-Term Program authorizes the payment of annual bonuses to a select group of executive officers based on the attainment of certain pre-established levels of performance with respect to certain objective measurements of performance set forth in the Incentive Plan.

     Reapproval by shareholders of the Performance Objectives in the Incentive Plan is one of the requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), if compensation payable pursuant to the Incentive Plan is to continue to qualify for the performance based exemption to the limitation on our ability to deduct for tax purposes compensation in excess of $1 million paid to certain executive officers in any taxable year (these affected executive officers are referred to as "Covered Employees"). If shareholders do not reapprove the Plan, payments made pursuant to the Incentive Plan may not qualify for the performance-based exemption to the limitation or our ability to deduct for tax purposes compensation in excess of $1 million paid to Covered Employees in a taxable year. Shareholders should be aware that we reserve the right to pay bonuses to these Covered Employees in appropriate circumstances, whether or not such bonuses would be fully deductible for tax purposes.

ADMINISTRATION OF THE INCENTIVE PLAN.

     Our Compensation Committee administers the Incentive Plan. Our Compensation Committee has the authority to determine, separately for each of the Long-Term Program and the Short-Term Program, (i) which eligible employees or other service providers will be participants, (ii) the performance targets with respect to any awards made under either Program, (iii) subject to the limitations set forth in the Incentive Plan, the terms and conditions of all awards made under either Program, and (iv) subject to the maximum limitations set forth therein as to each such Program, the amount of compensation that may be payable to any participant upon the attainment of the applicable performance targets.

LONG-TERM PROGRAM.

     Participants. The persons eligible to participate in the Long-Term Program include all of our key employees and those of our affiliates, as well as non-employees who provide services to us and our affiliates.

     Awards. Under the Long-Term Program, our Compensation Committee may grant "Long-Term Performance Awards" to eligible participants. Our Compensation Committee will determine the target amount and maximum amount of each Long-Term Performance Award when each such award is granted. However, in no event will any Covered Employee for the relevant fiscal year of the Company be entitled to receive an amount in respect of any year in an applicable performance period in excess of the lesser of (a) $2,000,000 and (b) 200% of such person's annual base salary.

     Performance Criteria. Our Compensation Committee will allocate a portion of each award (the "Allocated Portion") to each year in a multi-year performance period it shall establish (the "Performance Period"). The performance objectives may be based upon either company-wide or operating unit performance in any of the following areas: earnings per share, revenues, operating cash flow, operating earnings, working capital to sales ratio and return on capital (the "Performance Objectives"). Our Compensation Committee will select target performance levels with respect to one or more Performance Objectives for each year covered by a Long-Term Performance Award prior to the beginning of that year (or at such later time as may be permitted under Section 162(m) of the Code). Our Compensation Committee will determine whether the applicable performance targets have been attained, in whole or in part, following the year-end audit with respect to the relevant fiscal year.

     Vesting. Once earned, an Allocated Portion of a Long-Term Performance Award will vest and become payable based on the participant's continued employment after the end of the fiscal year to which such Allocation Portion relates. Unless otherwise determined by our Compensation Committee at or after the time of grant, if the performance targets are achieved, 25% of each Allocated Portion that is determined to have been earned will become vested and payable on the date the Compensation Committee determines whether such Allocated Portion has been earned (the "Determination Date"). The remaining 25% and 50% of any earned Allocated Portion of a Long-Term Performance Award will generally vest and become payable on the first and second anniversaries of the relevant Determination Date. Generally, if a participant is not an employee on an applicable payment date, the participant will forfeit all rights with respect to any Allocated Portion that has not yet become earned or vested. However, unless the participant's employment is terminated for "cause" (as defined in the Incentive Plan) our

Compensation Committee may, in its discretion, determine that some or all of any Allocated Portion of any Long-Term Performance Award held by such participant has been earned shall become vested in connection with his or her termination of employment. Moreover, if a participant's employment terminates due to the participant's death or "total disability" (as defined in the Incentive Plan), any portion of such participant's Long-Term Performance Award that has not previously vested shall vest immediately.

     No Long-Term Performance Awards have been granted since 1996, and none have been granted in respect of performance in 2002. The amounts that will actually be payable under future Long-Term Performance Awards cannot be definitely determined until (a) participants are selected for awards, (b) the performance targets and target amounts for such awards are established and (c) the attainment of performance objectives is determined.

SHORT TERM PROGRAM

     The Short-Term Program is intended to permit us to pay annual bonuses to Covered Employees that qualify for the performance based exemption to the limitation on our ability and our subsidiaries to deduct compensation in excess of $1 million to such Covered Employees.

     Participants. The employees eligible to participate in the Short-Term Program of the Incentive Plan shall be our Chief Executive Officer and each of its four other most highly compensated executive officers in office on the last day of the fiscal year with respect to which the bonus is payable.

     Awards. Our Compensation Committee may grant annual bonuses based upon the attainment of performance targets related to the Performance Objectives (as described above) established by the Compensation Committee prior to the beginning of the year to which such performance targets relate (or at such later time as may be permitted under Section 162(m) of the Code). The maximum amount that may be payable as an annual bonus to an eligible employee shall be the lesser of (i) $2 million or (ii) 200% of such employee's annual base salary.

     Payment. Our Compensation Committee will determine whether the applicable performance targets have been attained and payment will be made following the year-end audit for the relevant fiscal year. The achievement of the pre-established performance targets will entitle the employee to earn up to the maximum award under the Short-Term Program or such lesser maximum as may be established by our Compensation Committee at the beginning of the measurement period.

                            NEW PLAN BENEFITS TABLE

     For 2002, our Compensation Committee has set the following maximum awards under the Short Term Program of the Incentive Plan in respect of the individuals who, as of the end of 2001, were our Covered Employees:

                   COVERED EMPLOYEE                      MAXIMUM BENEFIT PAYABLE
                   ----------------                      -----------------------
Paul M. Montrone.......................................        $1,630,000
Paul M. Meister........................................        $1,200,000
David T. Della Penta...................................        $1,170,000
Todd M. DuChene........................................        $  600,000
Kevin P. Clark.........................................        $  560,000

The actual amounts payable to any of these individuals (or any other person who may be a Covered Employee in respect of 2002) under the Short Term Program of the Incentive Program will depend on the level of achievement during 2002 of the target levels established by the Committee as against the applicable Performance Objectives.

     The amounts that will actually be payable under the Short-Term Program for years subsequent to 2002 cannot be definitely determined because the eligible officers may change, their base salaries may increase and the attainment of performance objectives is uncertain.

     THE BOARD RECOMMENDS A VOTE "FOR" THE REAPPROVAL OF THE FISHER SCIENTIFIC INTERNATIONAL INC. INCENTIVE COMPENSATION PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee of the Board, the Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2002 and hereby recommends that the stockholders ratify such appointment.

AUDIT FEES

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $1,245,950.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by Deloitte & Touche for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $3,721,971, including audit related services of approximately $2,528,642 and non-audit services of $1,193,329. All other fees include $168,372 of fees billed by Deloitte Consulting, which Deloitte & Touche has announced its intent to separate from the firm. Audit related services generally include fees for consents and comfort letters, audits of the Company's employee benefit plans, statutory audits, accounting consultations, and due diligence services. Non-audit services generally include fees for tax consulting, project management support, and other human resource consultation and research.

     The Audit Committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the independent auditors' independence.

     THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

                SUBMISSION OF PROPOSALS FOR 2003 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at Fisher's annual meetings, consistent with regulations adopted by the SEC and the By-Laws of the Company. Proposals to be considered for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders must be received by Fisher at its principal executive offices not later than December 12, 2002. Proposals to be timely submitted for stockholder action at Fisher's 2003 Annual Meeting must be received by Fisher at its principal executive offices not less than 30 days nor more than 60 days prior to the 2003 Annual Meeting. Proposals should be directed to the attention of the Secretary, Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for the year ended December 31, 2001 and this proxy statement are being mailed together to all stockholders of the Company of record on March 22, 2002, the record date for voting at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          TODD M. DUCHENE
                                          Vice President, General Counsel and
                                          Secretary

April 10, 2002

     THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITTEN REQUEST FROM THE OFFICE OF THE SECRETARY, FISHER SCIENTIFIC INTERNATIONAL INC., LIBERTY LANE, HAMPTON, NH 03842.

     Additional information about the Company can be found at the Company's Internet site: http://www.fishersci.com

                                                                         ANNEX I

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.  PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the quality and integrity of the Corporation's financial reports; the Corporation's systems of internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control systems.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal accountants.

     - Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter. While the Committee has the responsibilities and duties set forth in this Charter, it is not the Committee's duty (1) to plan or conduct audits, (2) to determine that the Corporation's financial statements are complete and accurate and in accordance with GAAP, which remains the responsibility of the Corporation's management and independent accountants, or (3) to conduct investigations, resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations or the Corporation's Code of Conduct.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors. Subject to the next paragraph, each of the members of the Committee shall be independent directors, free from any relationship that, in the opinion of the Board, may interfere with the exercise of his or her independent judgment as a member of the Committee or independence from management and the Corporation. All members of the Committee shall be financially literate (or must become financially literate within a reasonable period of time after his or her appointment), and at least one member of the Committee shall have accounting or related financial management expertise.

     Notwithstanding the previous paragraph, a person with a business relationship with the Corporation may serve on the Audit Committee if the Board determines in its business judgment that the relationship does not interfere with the person's exercise of independent judgment as a director. In addition, one director who is not a current employee (or an immediate family member of such employee) of the Corporation, but is nonetheless not "independent" for the purposes of the NYSE rules, may be appointed to the Committee, under exceptional and limited circumstances, if the Board of Directors determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders, and the Corporation discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

III.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

  Review Financial Reports

 1. Review and discuss the Corporation's audited financial statements with the Corporation's management.

 2. Review with management and the independent accountants the interim financial statements prior to filing the 10-Q and publicly releasing quarterly earnings, including the results of the independent accountants' review of the quarterly financial statements. The Chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

 3. Review and recommend to the Board of Directors the engagement of independent accountants, including approval of their fee and the scope and timing of their audit of the Corporation's financial statements.

 4. Review the experience and qualifications of the senior members of the independent accountants' team and the quality control procedures of the independent accountants.

 5. Review, with the independent accountants, the accountants' report on the Corporation's financial statement.

 6. Evaluate the performance of the independent accountants; where appropriate recommend that the Board of Directors replace the independent accountants and approve any proposed discharge of the independent accountants.

 7. On an annual basis, obtain from the Corporation's independent accountants written disclosure delineating all relationships between such accountant and the Corporation and its affiliates, including the written disclosure and letter required by ISB Standard No. 1, as it may be modified or supplemented.

 8. From time to time, as appropriate, actively engage the Corporation's independent accountants in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of such accountants and recommend to the Board of Directors appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

 9. Inform the independent accountants that it is ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the shareholders.

10. Periodically discuss with the independent accountants out of the presence of management the Corporation's internal controls, including their recommendations, if any, for improvements in the Corporation's internal controls and the implementation of such recommendations, the fullness and accuracy of the Corporation's financial statement and certain other matters required to be discussed by SAS 61*, as it may be modified, and information that would be required to be disclosed by GAAS.

  Reviewing and Improving Processes

11. Review, with the independent accountants, any internal auditors and the Company's management, policies and procedures with respect to internal auditing and financial and accounting controls.

12. As part of its job to foster open communication, the Committee should meet at least annually with the Corporation's management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed confidentially.

13. In consultation with the independent accountants, review the integrity and quality of the organization's financial reporting processes, both internal and external, and the independent accountant's perception of the Corporation's financial and accounting personnel.

---------------

* SAS 61 requires independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process, specifically the audit committee. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and (4) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

14. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied and significant judgments affecting its financial reporting.

15. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

16. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

17. Consider and recommend to the Board of Directors, if appropriate, major changes to the Corporation's financial reporting, auditing and accounting principles and practices as suggested by the independent accountants or management.

  Other

18. State in the Audit Committee's Report in the Corporation's Annual Proxy Statement whether, based on the review and discussions referred to in items 1, 6, 7 and 9 above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year.

19. Review and, if appropriate, recommend updates of this Charter annually.

20. Perform any other activities consistent with this Charter, the Corporation's By-Laws and applicable law, as the Committee or the Board deems necessary or appropriate.

                                                                        ANNEX II

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                          INCENTIVE COMPENSATION PLAN

           (AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2002)

                                   ARTICLE I.

                                  INTRODUCTION

     SECTION 1.1. Purposes. The purposes of the Fisher Scientific International Inc. Incentive Compensation Plan (the "Plan") are (a) to foster and promote the long-term financial success of Fisher Scientific International Inc. (the "Company") and its affiliates and (b) to increase materially stockholder value by (i) motivating superior performance by employees and service providers of the Company and (ii) enabling the Company to retain the services of outstanding employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

     SECTION 1.2. Types of Awards. Awards granted under this Plan may be either "Long-Term Performance Awards" granted under the Plan's Long-Term Program (Article II) or annual bonuses awarded under the Plan's Short-Term Program (Article III). Such awards shall generally be earned based upon the Company's financial and operating performance measured against one or more "Incentive Targets" pre-established by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Incentive Targets shall include Company-wide and/or operating unit performance in any of the following areas: (i) earnings per share, (ii) revenues, (iii) operating cash flow, (iv) operating earnings,
(v) working capital to sales ratio and (vi) return on capital.

     SECTION 1.3. Effective Date. As initially adopted, the Plan became effective as of June 15, 1993 and was initially approved by the Company's shareholders in 1994. The Plan has been amended and restated, effective as of January 1, 2002.

                                  ARTICLE II.

                               LONG TERM PROGRAM

     SECTION 2.1. Eligibility. The Committee in its sole discretion shall select those key employees and service providers of the Company and its affiliates to receive Long-Term Performance Awards under this Plan. Each Long-Term Performance Award shall relate to performance of the Company over more than one calendar year (the "Performance Period"), as determined by the Committee. An employee or service provider may be selected to receive Long-Term Performance Awards in respect of more than one Performance Period. Unless otherwise determined by the Committee, any non-employee service provider of the Company who receives a Long-Term Performance Award shall be considered to provide service for the Company (and solely for purposes of determining such person's rights under the Plan that are related to the termination of services, shall be deemed to be an employee of or employed by the Company) for so long as such person shall continue to provide services to the Company or its affiliates. Participants who receive a Long-Term Performance Award are herein referred to as "Long-Term Participants."

     SECTION 2.2. Grant of Long-Term Performance Awards. Prior to the beginning of the first year in a Performance Period (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the
Code), the Committee shall grant a Long-Term Performance Award to person designated by the Committee as a Long-Term Participant in respect of such Performance Period. At the time of grant of each Long-Term Performance Award (or such later time selected by the Committee), the Committee shall determine the target amount(s) and maximum amount(s) that may be earned in respect of such Long-Term Performance Award or portion thereof. If an individual becomes a Long-Term Participant after the beginning of a Performance Period, the Committee shall determine whether, and on what terms and conditions, such participant shall be entitled to a Long-Term Performance Award for such Performance Period. A Long-Term Performance Award shall be evidenced by such documentation deemed appropriate by the Committee. Such documentation may contain terms and conditions relating to the award, including, without limitation, the target amount and/or maximum amount that may be earned pursuant to the Long-Term Performance Award or any portion thereof, the Incentive Targets and Incentive Formulas (as described below) applicable in respect of such award, and such other terms and conditions, not inconsistent with this Plan, as the Committee may in its sole discretion determine.

     SECTION 2.3. Incentive Target and Incentive Formula. Prior to the beginning of each year in each Performance Period (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the
Code), the Committee shall determine the Incentive Target and the Incentive Formula applicable to the portion of the Long-Term Performance Award allocated by the Committee for such year (a "Performance Segment"). The "Incentive Formula" shall specify the formula for determining the percentages of the Performance Segment that may be earned if actual performance is less than, equal to or greater than the applicable Incentive Target. Notwithstanding the generality of the foregoing, in no event shall any employee who is a "Covered Employee" (within the meaning of Section 162(m) of Internal Revenue Code of 1986, as amended, or any successor statute thereto (the "Code")) for the relevant fiscal year of the Company be entitled to receive an amount in respect of any one Performance Segment in excess of the lesser of (a) $2,000,000 and (b) 200% of such Covered Employee's annual base salary at the date that the Long-Term Performance Award is granted. The Committee may, at any time and from time to time, adjust the Incentive Target and/or Incentive Formula applicable to a Performance Segment; provided that no such adjustment shall be made in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, unless such adjustment can be made without causing the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code. Following the end of each year in a Performance Period, the Committee shall determine the amount of the Performance Segment earned by a Participant for such year (the "Earned Performance Segment") calculated in accordance with the Incentive Formula applicable to such year.

     SECTION 2.4. Vesting of Long-Term Performance Award. A Participant shall have no rights with regard to any portion of a Long-Term Performance Award until such time as such portion of the Long-Term Performance Award becomes an Earned Performance Segment and such Earned Performance Segment becomes vested. Each Earned Performance Segment shall, subject to the Long-Term Participant's continuous employment with the Company through the applicable Payment Date(s) (as defined below), vest and become payable in cumulative installments as follows: (a) 25% shall become vested and payable as soon as practicable after the completion of the audit by the Company's independent public accountants of the Company's financial statements for the Performance Segment (the "First Payment Date"), (b) 25% shall become vested and payable as of the first anniversary of the First Payment Date (the "Second Payment Date") and (c) 50% shall become vested and payable as of the second anniversary of the First Payment Date (the "Third Payment Date" and, together with the First Payment Date and the Second Payment Date, the "Payment Dates").

     SECTION 2.5. Accelerated Vesting. Notwithstanding anything in Section 2.4 to the contrary, the Committee may, in its sole discretion, accelerate the time or times at which any portion of a Long-Term Performance Award becomes an Earned Performance Segment (irrespective of the applicable Incentive Target and Incentive Formula) and the time or times at which each Earned Performance Segment shall vest (irrespective of a Participant's continued employment or provision of services); provided that no such acceleration shall apply in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company unless such acceleration would not cause the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code. Moreover, if a participant's employment terminates due to the participant's death or Total Disability (as defined herein), any portion of such participant's Earned Performance Segments that have not previously vested shall vest immediately. For purposes of this Plan, "Total Disability" shall mean the permanent inability of an employee, as a result of accident or sickness, to perform any and every duty pertaining to such employee's occupation or employment for which the employee is suited by reason of the employee's previous training, education and experience.

     SECTION 2.6. Plan Termination. Unless otherwise determined by the Committee, if the Committee elects to terminate the Plan pursuant to Section 6.1, any Earned Performance Segment that has not previously vested
                                      AII-2
shall vest on the applicable Payment Date provided the Participant remains in the continuous employment of the Company on such Payment Date. If the Plan is terminated, the Committee shall determine the extent to which any unearned portion of outstanding Long-Term Performance Awards shall (i) continue to be earned and vested in accordance with the terms of the Plan prior to such termination, (ii) be automatically cancelled without providing for any subsequent payment therefore or (iii) continue to be earned and vested based upon such terms and conditions as the Committee may determine, provided that in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, such terms and conditions may not be more favorable to the Covered Employee than those previously in effect, unless such favorable adjustment to such terms and conditions would not cause the Long-Term Performance Award to cease to qualify as other performance based compensation under Section 162(m) of the Code.

     SECTION 2.7. Forfeiture of Performance Award. Except as otherwise provided in Sections 2.5 or 2.6, if a Long-Term Participant is not an employee on an applicable Payment Date, the Long-Term Participant shall forfeit all rights with respect to any portion of any Long-Term Performance Award that has not yet become an Earned Performance Segment and any unvested Earned Performance Segment. Notwithstanding the foregoing, except in the case of a Long-Term Performance Award granted to a Covered Employee for the relevant fiscal year of the Company, if the Long-Term Participant's employment is terminated for other than "Cause" (as defined herein) the Committee may, in its discretion, determine that all or a portion of any Long-Term Performance Award held by such Long-Term Participant shall have been earned and vested, and shall have not been forfeited. If a Long-Term Participant's employment is terminated for Cause, the Long-Term Participant shall forfeit all rights with respect to any Performance Award. For purpose of this Plan, "Cause" means (a) the participant's failure substantially to perform his or her duties as an employee of the Company or (b) the participant's engaging in misconduct that is injurious to the Company.

                                  ARTICLE III.

                               SHORT-TERM PROGRAM

     SECTION 3.1. Eligibility. For each fiscal year of the Company, those employees who are Covered Employees for such fiscal year may be selected by the Committee to participate in this Short-Term Program.

     SECTION 3.2. Establishment of Incentive Targets and Incentive Formula. Prior to the beginning of each fiscal year of the Company (or such later date selected by the Committee consistent with the requirements of Section 162(m) of the Code), the Committee shall establish the Incentive Targets upon which, and the Incentive Formula pursuant to which, annual bonuses shall be payable, if at all, under this Short-Term Program to a Covered Employee with respect to such fiscal year's performance. The "Incentive Formula" shall specify the formula for determining the annual bonus that may be earned if actual performance is less than, equal to or greater than the applicable Incentive Target.

     SECTION 3.3. Maximum Amount Payable. The maximum amount payable as an annual bonus under the Plan to each Covered Employee with respect to each fiscal year shall be established by the Committee at the time at which the Incentive Targets are established under Section 3.2, provided that in no event shall such amount exceed the lesser of (i) $2,000,000 and (ii) 200% of the base salary of such Covered Employee as in effect at the date the Incentive Targets are established.

     SECTION 3.4. Payment of Awards. If following the end of a fiscal year the Committee determines that the relevant Incentive Targets for such fiscal year have been satisfied, in whole or in part, the Committee shall authorize the payment to each of the Covered Employees of the amount specified for such Covered Employee pursuant to Section 3.2 (or such lesser amount as the Committee, in its sole discretion, shall determine to be appropriate).

                                      AII-3

                                  ARTICLE IV.

                     LIMITATIONS ON AND DEFERRAL OF PAYMENT

     SECTION 4.1. Election to Defer. The Committee may permit a participant in either the Long-Term Program or the Short-Term Program (a "Participant") may designate that payment of all or a portion of any annual bonus payable under
Article III or any amount determined by the Committee to be payable in connection with a vested Earned Performance Segment, whether payable as of the First Payment Date, Second Payment Date or Third Payment Date, be deferred (a) until a specified date, (b) until the termination of his or her employment, or
(c) with the consent of the Committee, until such other time or times designated by the Participant pursuant to payment options determined by the Committee (such deferred amount, a "Deferred Award"). The Participant shall make such election by furnishing written notice to the Committee, no later than the last day of the year prior to the year in which the amount to be deferred would otherwise have been paid, specifying the deferral period and the period (not exceeding five years) over which payments shall be made after such deferral; provided, however, that any deferral of any amount payable with respect to any portion of an Earned Performance Award shall not be effective if the Participant is not an Employee on the applicable Payment Date.

     SECTION 4.2. Interest on Deferred Amounts. Each Deferred Award shall be credited with interest additions, based on the average interest rate on ten-year U.S. Treasury Notes as reported by the Federal Reserve Board on a weekly average basis and published in The Wall Street Journal. Interest additions, unless otherwise determined by the Committee, will be credited quarterly in arrears based on the unweighted arithmetical average of such Treasury Note rates published on the last day of each week in such calendar quarter.

     SECTION 4.3. Payment. The Deferred Awards due each Participant, together with interest thereon, shall be paid to such Participant (or, in the event of his or her death, to his or her designated beneficiary or, if none, to his or her estate) in a lump sum on the date, or in installments on the dates, specified in his or her election. If payments are made in installments, the amount of each installment shall be determined as of the day on which an installment becomes due by dividing the aggregate value of his or her Deferred Award including accrued interest by the number of installments remaining to be paid, including the installment then due.

     SECTION 4.4. Acceleration of Distributions Due to Hardship. A Participant who believes he or she is suffering from hardship may apply to the Committee for payment of the Deferred Award to alleviate such hardship. Upon receipt of the Participant's application, the Committee may direct distribution to the Participant of such portion of his or her Deferred Award as the Committee may determine is required to alleviate such hardship. "Hardship" shall mean a need for financial assistance in meeting emergencies that would cause great hardship to such Participant or members of his or her immediate family.

     SECTION 4.5. Other Deferrals. Notwithstanding anything in the Plan to the contrary, the Committee may defer any payment to be made hereunder to the extent such payment would not (in the discretion of the Committee) be deductible compensation paid by the Company for federal income tax purposes within the meaning of Section 162 (including Section 162(m)) of the Code. In the case of the deferral of any amount pursuant to this Section 4.5, the Committee shall provide for the payment of interest on such amount in accordance with Section
4.2. In addition, the Committee may withhold any payment to be made hereunder that, when added to all other payments made to a Participant, would result (in the discretion of the Committee) in payments that are "excess parachute payments" within the meaning of Section 280G of the Code or any law having similar effect.

                                   ARTICLE V.

                              PLAN ADMINISTRATION

     SECTION 5.1. Powers of the Committee. The Committee shall administer the Plan. The Committee shall have the responsibility of (a) construing and interpreting the Plan (and any instrument or agreement entered into under the Plan) and (b) establishing and amending such rules and regulations and making any other determination and taking any other action that it may deem necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the greatest extent permitted by applicable law, be within its sole and absolute discretion (except as otherwise specifically provided

                                      AII-4
herein) and shall be conclusive and binding upon the Company and its affiliates, all Participants and any person claiming under or through any Participant. With respect to individual Participants who are not Covered Employees, the Committee may delegate its authority to administer the Plan to another committee consisting of one or more members of the board of directors of the Company. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any Participant under the Plan.

     SECTION 5.2. Action Taken in Good Faith. The members of the Committee and the Company and its officers, directors and employees shall be entitled to rely upon all certificates and reports made by any accountant, and upon all opinions given by any legal counsel, and the members of the Committee, the Company and its officers, directors and employees shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon any such certificates, reports, opinions or other advice of any accountant or legal counsel, and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their beneficiaries.

     SECTION 5.3. Indemnification. In addition to all other rights of indemnification that may exist, the Company shall indemnify the Committee, its designees, each of their respective members, and officers and employees of the Company who assist in the administration and operation of the Plan for any liability, joint and/or several, arising out of or connected with their duties hereunder, except such liability as may arise from their gross negligence or willful misconduct.

     SECTION 5.4. Expenses of Administration. The Company shall pay all expenses of administration of the Plan, including, without limitation, all expenses incurred by the Committee, accounting and legal fees and expenses, and any other expenses related to the administration of the Plan.

                                  ARTICLE VI.

                                 MISCELLANEOUS

     SECTION 6.1. Termination and Amendment. Except as expressly provided herein, the Committee may terminate or amend the Plan in any respect at any time.

     SECTION 6.2. No Limitation to Corporate Action. Nothing in this Plan shall preclude the Committee or the Board, as each or either shall deem necessary or appropriate, from authorizing the payment to the Covered Employees of compensation outside the parameters of the Plan, including, without limitation, base salaries, awards under any other plan of the Company and/or its affiliates (whether or not approved by shareholders), any other bonuses (whether or not based on the attainment of performance objectives) and retention or other special payments.

     SECTION 6.3. Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any award under the Plan, and the Company may defer the payment of any such award until such requirements are satisfied.

     SECTION 6.4. Inalienability of Interests. The Participant's interests under the Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Plan is an unfunded Plan and participants in the Plan shall have the status of unsecured creditors of the Company with respect to the Plan.

     SECTION 6.5. Limited Effect. Neither the establishment of the Plan nor participation in the Plan shall give a Participant the right to remain in the employ of the Company. The adoption of the Plan shall have no effect on awards made or to be made or compensation paid as to be paid pursuant to other plans, programs, or arrangements covering employees of the Company, its subsidiaries or parent, or any predecessors or successors thereto.

     SECTION 6.6. Governing Law. All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of Delaware.

                                      AII-5

                      FISHER SCIENTIFIC INTERNATIONAL INC.

                           ANNUAL MEETING, MAY 8, 2002


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         Messrs. Paul M. Meister, Todd M. DuChene and Kevin P. Clark, each with power of substitution, are hereby authorized to vote all shares of common stock of Fisher Scientific International Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Fisher Scientific International Inc. to be held on Wednesday, May 8, 2002, and at any adjournments, as specified on the reverse side.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

               (Please mark this Proxy and sign and date it on the reverse side hereon and return it in the enclosed envelope.)


                             *FOLD AND DETACH HERE *


                                                                                                          Please mark       [X]
                                                                                                          your votes as
                                                                                                          indicated in
                                                                                                          this example

1.  Election of Directors with terms expiring at the Annual Meeting in 2005.    2.  Reapproval and adoption of the
                                                                                    Company's Incentive Compensation Plan.

    FOR all nominees    WITHHOLD          Nominees: Mitchell J. Blutt,
    listed (except     AUTHORITY         David V. Harkins and Paul M. Meister
     as marked to    to vote for all                                                FOR         AGAINST       ABSTAIN
     the contrary)   nominees listed
                                        (Instructions: To withhold authority        [ ]           [ ]           [ ]
          [ ]             [ ]           to vote for any individual nominee,
                                        write that nominee's name on the
                                        space provided below.)

3. Ratify the appointment of Deloitte & Touche LLP as independent public auditors of the Company for the current fiscal year.

    FOR         AGAINST       ABSTAIN                                               A MAJORITY (OR IF ONLY ONE, THEN THAT ONE)
                                                                                    OF THE ABOVE PERSONS OR THEIR SUBSTITUTES
    [ ]           [ ]           [ ]                                                 WHO SHALL BE PRESENT AND ACTING AT THE
                                                                                    MEETING SHALL HAVE THE POWERS CONFERRED
                                                                                    HEREBY.


4. In their discretion, on such other business as                                   Dated:____________________________________, 2002
   may properly come before the meeting.
                                                                                    ________________________________________________

                                                                                    ________________________________________________

                                                                                    Signature of Stockholder(s)-please sign name
                                                                                    exactly as imprinted (do not print). Please
                                                                                    indicate any change of address.

                                                                                    NOTE: Executors, administrators, trustees
                                                                                    and others signing in a representative
                                                                                    capacity should indicate the capacity in
                                                                                    which they sign. If shares are held jointly,
                                                                                    EACH holder should sign.

                                                                                    PLEASE MARK, DATE, SIGN AND RETURN THIS
                                                                                    PROXY.



                                                   *FOLD AND DETACH HERE *

